Exhibit 99.1

American Water Works Company, Inc.
Computation of Ratio of Earnings to Fixed Charges
(dollars in millions)

	2012	2013	2014	2015	2016	For the six months ended June 30, 2017

Income from continuing operations before income taxes	$630	$608	$710	$782	$770	$371

Fixed Charges:
Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	317	315	305	316	331	174
Interest factor in rentals	10	8	7	7	8	5
Interest costs from discontinued operations	-	-	-	-	-	-
Total fixed charges	327	323	312	323	339	179
Income from continuing operations plus fixed charges	957	931	1,022	1,105	1,109	550
Ratio of pre-tax income to net income	1.69	1.64	1.65	1.64	1.65	1.65
Total fixed charges	327	323	312	323	339	179
Ratio of earnings to fixed charges	2.93	2.88	3.27	3.42	3.27	3.07

American Water Capital Corp.
Computation of Ratio of Earnings to Fixed Charges
(dollars in millions)

	2012	2013	2014	2015	2016	For the six months ended June 30, 2017

Income (loss) before income taxes	$-	$-	$-	$-	$-	$-

Fixed Charges:
Interest, dividend on mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	214	226	215	229	247	134
Interest factor in rentals	-	-	-	-	-	-
Interest costs from discontinued operations	-	-	-	-	-	-
Total fixed charges	214	226	215	229	247	134
Income (loss) plus fixed charges	214	226	215	229	247	134
Ratio of pre-tax income to net income	-	-	-	-	-	-
Total fixed charges	214	226	215	229	247	134
Ratio of earnings to fixed charges	1.00	1.00	1.00	1.00	1.00	1.00